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                                                                Exhibit (a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated May 2, 1997, and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by SBC Warburg Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              SINTER METALS, INC.
                                       AT
                              $37.00 NET PER SHARE
                                       BY
                          GKN POWDER METALLURGY, INC.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                    GKN PLC

         GKN Powder Metallurgy, Inc., a Delaware corporation (the "Purchaser") which is a wholly owned subsidiary of GKN Powder Metallurgy Holdings, Inc., a Delaware corporation ("Parent"), and an indirect wholly owned subsidiary of GKN plc, a public limited company registered in England, hereby offers to purchase all outstanding shares of Class A Common Stock, par value $.001 per share, and all outstanding shares of Class B Common Stock, $.001 par value per share (together, the "Shares"), of Sinter Metals, Inc., a Delaware corporation (the "Company"), at a purchase price of $37.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 2, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 30, 1997, UNLESS THE OFFER IS EXTENDED.

         The Offer is being made pursuant to the Agreement and Plan of Merger dated as of April 29, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, as promptly as practicable following the later of the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will be the surviving corporation. In the Merger, each outstanding Share (other than Shares held by the Company as treasury stock or by any subsidiary of the Company, or owned by Parent, the Purchaser or any other subsidiary of either Parent or the Purchaser and other than Shares held by stockholders, if any, who perfect their appraisal rights under Delaware law) will be converted into the right to receive $37.00, without interest thereon, in cash.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.
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         The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined) of the Offer that number of Shares which would represent at least a majority of the outstanding Shares on a fully diluted basis.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to Citibank, N.A. (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders.

        Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of shares, and (iii) any other documents required by the Letter of Transmittal.

         If by 12:00 Midnight, New York City time, on May 30, 1997 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated, except as otherwise provided in the Merger Agreement), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. The term "Expiration Date" means 12:00 Midnight, New York City time, on May 30, 1997, unless and until the Purchaser (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the conditions set forth in the Offer to Purchase shall have been satisfied or shall have been determined by the Purchaser to have been satisfied, (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not the Purchaser exercises such rights.

         Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may also be withdrawn at any time after July 1, 1997, unless accepted for payment and paid for by the Purchaser pursuant to the Offer. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at
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the appropriate Book-Entry Transfer Facility to be credited with the withdrawn
Shares. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         The information required to be disclosed by Paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer material may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent, the Dealer Manager, and the Depositary for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                          CALL TOLL-FREE (800)322-2885

                      The Dealer Manager for the Offer is:

                                SBC WARBURG INC.

                                277 Park Avenue
                            New York, New York 10172
                (800) 223-3006 or (212) 224-7806 (Call Collect)
May 2, 1997